Exhibit 10.10
Second Amended and Restated Shareholder Agreement
for
Hines-Sumisei NY Core Office Trust
          This Second Amended and Restated Shareholder Agreement (this “Agreement”) is entered into as of December 21, 2005, by and among General Motors Investment Management Corporation, a Delaware corporation,    *   ,    *   ,    *   , Hines US Core Office Capital Associates III Limited Partnership, a Texas limited partnership, Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership, and Hines-Sumisei NY Core Office Trust, a Maryland real estate investment trust.
          The parties hereto entered into a Shareholder Agreement for Hines-Sumisei NY Core Office Trust on August 19, 2003 (the “Original Agreement”);
          The Original Agreement was amended and restated as provided in the Amended and Restated Shareholder Agreement, dated December 23, 2003 (the “First Restated Agreement”);
          The parties hereto desire to amend and restate the First Restated Agreement as provided in this Agreement.
          In consideration of the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
Definitions
          SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings indicated:
          “Agreement”: As defined in the Preamble.
          “Affiliate”: With respect to any Person, a Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; provided, that, for purposes of this Agreement, (i) the Fund Partnership and Persons Controlled by the Fund Partnership shall be deemed not to be Affiliates of HILP, and HILP and Persons Controlled by HILP shall be deemed not to be Affiliates of the Fund Partnership, and (ii) each of the parties to this Agreement shall be deemed not to be an Affiliate of the Trust or of any Person Controlled by the Trust.
          “Appraised Value”: As defined in Section 3.2(a).

          “Beneficial Owner”: A beneficial owner within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, as interpreted by the Securities and Exchange Commission. “Beneficially Own” and “Beneficial Ownership” have correlative meanings.
          “Board”: The Board of Trustees of the Trust.
          “Board Designees”: Fund Designees, Hines Designees, SLR Designees and any Replacement Designee, as applicable.
          “Business Day”: Any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
          “Bylaws”: The Bylaws of the Trust, as amended from time to time.
          “Capital Contribution”: As defined in Section 4.2(a).
          “Common Shares”: As defined in the Declaration of Trust.
          “Control”: With respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Declaration of Trust”: The Declaration of Trust of the Trust, as amended from time to time.
          “Fair Market Value”: As defined in Section 3.2(a).
          “Finding of Cause”: As defined in Section 2.2(c).
          “Fund Partnership”: Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership, and its successors.
          “Fund Partnership Agreement”: The Agreement of Limited Partnership of the Fund Partnership, as amended from time to time.
          “Fund Designee”: Any person designated for election to the Board by the Fund Partnership pursuant to Section 2.2(a)(i), including each Hines Designee and each SLR Designee.
          “Fund General Partner”: Hines US Core Office Capital LLC, a Delaware limited liability company, and its successors, and any Person hereafter admitted as General Partner (or if more than one General Partner, the Managing General Partner) of the Fund Partnership.
          “GM Group”: GMIMCo and any Person Controlled by GMIMCo.
          “GM Investors”: As defined in the Investor Rights Agreement.

          “GMIMCo”: General Motors Investment Management Corporation, a Delaware corporation.
          “HILP”: Hines Interests Limited Partnership, a Delaware limited partnership, and its successors.
          “Hines Control Conditions”: As defined in Section 2.2(d).
          “Hines Controlled Entity”: Any partnership, limited liability company, corporation, trust or other entity which is, directly or indirectly, Controlled by (a) HILP and/or (b) Jeffrey C. Hines and/or Gerald D. Hines or, in the event of the death or disability of Jeffrey C. Hines and/or Gerald D. Hines, the heirs, legal representatives or estates of either or both of them.
          “Hines Designees”: Fund Designees who are employees or agents of HILP.
          “Hines Group”: HILP, Gerald D. Hines, Jeffrey C. Hines, the estates, spouses, children and grandchildren of Gerald D. Hines and Jeffrey C. Hines, present and former employees of HILP, and any trust for the benefit of any of the foregoing.
          “Hines Investor”: Hines US Core Office Capital Associates III Limited Partnership, a Texas limited partnership, and its successors and any Hines Controlled Entity to which Hines Investor Transfers any Shares in accordance with the terms of this Agreement.
          “hold”: With respect to any Shares, to be (i) the record holder of such Shares as shown on the books and records of the Trust, or (ii) the Beneficial Owner of such Shares. The terms “held” and “holder” have correlative meanings.
          “Investor Rights Agreement”: The Second Amended and Restated Investor Rights Agreement, of Hines US Core Office Fund and GMIMCo, dated October 12, 2005, as such agreement may be amended from time to time.
          “Issue Price”: As defined in Section 4.2(c).
          “Majority Shareholder Vote” A vote by holders of more than 50% of the total voting power of all outstanding Shares.
          “Master Agreement”: That certain Amended and Restated Master Agreement, dated as of March 31, 2003, among HILP, US Core Properties, and Sumitomo Life Realty (N.Y.), Inc., as modified by two letter agreements dated March 31, 2003 and an extension letter agreement dated June 26, 2003, and as amended by the amendment thereto dated as of July 22, 2003 and letter agreement dated July 22, 2003 and by the letter agreement dated as of August 19, 2003.
          “Merger” The merger of Trust II with and into Trust I pursuant to an Agreement and Plan of Merger approved by the Shareholders.

          “Officer”: An Officer of the Trust.
          “Optional Call Amount”: As defined in Section 4.2(a).
          “Organization Agreement”: The Amended and Restated Organization Agreement for the Hines-Sumisei NY Core Office Trust, dated as of December 23, 2003, among the parties hereto and HILP, as such agreement may be amended from time to time.
          “Original Agreement”: As defined in the Recitals.
          “Participating Shareholder”: As defined in Section 4.2(a).
          “Party”: Each Person who is a party to this Agreement that is a Shareholder or otherwise has the power to vote or grant consent with respect to any Shares.
          “Percentage Interest”: As to any Shareholder, the total number of Preferred Shares held by such Shareholder divided by the total number of Preferred Shares outstanding.
          “Person”: An individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other legal entity.
          “Preferred Shares”: As defined in the Declaration of Trust.
          “Prime Rate”: As defined in Section 3.2(b).
          “Projected Net Proceeds”: As defined in Section 3.2(a).
          “Promote Shares”: As defined in Section 3.2(a).
          “Properties”: The real estate properties in which the Trust has an indirect ownership interest known as 425 Lexington Avenue and 499 Park Avenue in New York City and 1200 19th Street in Washington D.C. and, following the Merger, 600 Lexington Avenue in New York City (to the extent the Trust continues to have an interest in such properties).
          “Removal Date”: As defined in Section 3.2(a).
          “Replacement Designee”: As defined in Section 2.2(a)(iv).
          “Shareholder”: A record holder of Shares.
          “Shares”: As defined in the Declaration of Trust.
          “SLR”: Sumitomo Life Realty (N.Y.), Inc., a New York corporation, and its successors.
          “SLR Designees”: Fund Designees who are employees of or agents of SLR.

          “Transaction Agreements”: This Agreement, the Organization Agreement and the Investor Rights Agreement.
          “Transfer”: As to any Shares, to sell, or in any other way directly or indirectly transfer, assign, distribute, pledge, encumber or otherwise dispose of, either voluntarily or involuntarily.
          “Trust”: Hines-Sumisei NY Core Office Trust, a Maryland real estate investment trust, and its successors.
          “Trust II”: Hines-Sumisei NY Core Office Trust II, a Maryland real estate investment trust.
          “Trustee”: A member of the Board of Trustees.
          SECTION 1.2 Interpretation; Terms Generally. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import shall be deemed to refer to this Agreement in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections and Schedules shall be deemed to refer to Articles and Sections of and Schedules to this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” (that does not refer explicitly to a “Business Day” or “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.
ARTICLE II
Voting of Shares
          SECTION 2.1 Voting Generally. When any action is required to be taken by a Party pursuant to this Agreement, such Party shall take all steps reasonably necessary to implement such action including, without limitation, voting at any meeting of Shareholders all Shares held by such Party and entitled to vote at such meeting in favor of such action and/or executing or causing to be executed, as promptly as practicable, a consent in writing to the taking of such action. Any agreement by a Party to vote any Shares held by such Party in a certain manner shall be deemed, in each instance, to include an agreement by such Party to use its commercially reasonable efforts to take all actions necessary to call, or to cause the Trust and the appropriate Trustees and Officers to call, as promptly as practicable, a special or annual meeting of Shareholders to consider such action (and such Party shall attend any such annual or special meeting in person or by proxy), or to cause a written consent to the taking of such action to be circulated among the Shareholders (and to execute and deliver any such consent to such action). Each Party further agrees to vote all of its Shares entitled to vote, and to take all other actions necessary, to ensure that the Declaration of Trust and Bylaws facilitate and do not at any time prohibit the actions contemplated by this Agreement.
          SECTION 2.2 Board of Trustees. The Trust shall be managed by a Board of Trustees having at least seven members. All members of the Board shall be designated and elected as provided in this Section 2.2.
          (a) Designation.
     (i) Fund Designees. For as long as the Hines Control Conditions are met, (A) the Fund Partnership shall be entitled to designate all members of the Board of Trustees, (B) there shall at all times be at least five Fund Designees, all of whom shall be employees or agents of HILP, and (C) notwithstanding clause (B) of this sentence, for as long as the Fund Partnership is obligated to designate employees or agents of SLR for election to the Board pursuant to the terms of the Fund Partnership Agreement or the Master Agreement, there shall be at least seven Fund Designees, at least five of whom shall be employees or agents of HILP and two of whom shall be employees or agents of SLR. If at any time the Hines Control Conditions are not met, then the Fund Partnership shall not be entitled to designate all members of the Board but (1) for as long as the Fund Partnership is obligated to designate employees or agents of SLR for election to the Board pursuant to the terms of the Fund Partnership Agreement or the Master Agreement, the Fund Partnership shall be entitled to designate two SLR Designees for election to the Board, and (2) for as long as the Fund Partnership Beneficially Owns at least 20% of the outstanding Shares, the Fund Partnership shall be entitled to designate one Fund Designee for election to the Board in addition to the two SLR Designees designated pursuant to clause (1) of this sentence.
     (ii) Vacancies. If any Board Designee shall be elected or appointed as a member of the Board but shall thereafter cease to serve as a member of the Board (whether as a result of his or her death or resignation or for any other reason) prior to the expiration of his or her term of office, the Person who designated such Board Designee shall (to the extent such person remains entitled to designate Board Designees pursuant to clause (i) of this Section 2.2(a)) have the right to designate another person (a “Replacement Designee”) to fill the resulting vacancy in the Board; provided, that, the Fund Partnership may replace a Hines Designee only with an employee or agent of HILP; provided further that, a vacancy created by the removal of any Hines Designee pursuant to Section 2.2(c) or 2.2(d) shall be filled by the Shareholders pursuant to a Majority Shareholder Vote or by the Fund Partnership pursuant to clause (2) of the second sentence of

Section 2.2(a)(i) as applicable, (in which case, the Fund Partnership may replace a removed Hines Designee with a person that is not an employee or agent of HILP).
          (b) Trust Action. The Trust shall use its best efforts and take all action within its power to cause each Board Designee to be elected or appointed to serve as a member of the Board as promptly as practicable after the date upon which he or she has been so designated. Without limiting the generality of the foregoing, the Trust shall take any of the following actions if required in order to effect the election or appointment of a Board Designee:
     (i) If there exists a vacancy on the Board, the Trust shall take all necessary action within its power to cause such vacancy to be filled through the appointment of such Board Designee.
     (ii) If the Board is authorized by law to increase the number of members of the Board without approval of the Shareholders, the Trust shall take all necessary action within its power to increase the size of the Board and cause each newly created trusteeship to be filled by the appointment of a Board Designee.
     (iii) The Trust shall nominate such Board Designee for election as a member of the Board at the next meeting of the Shareholders at which members of the Board are to be elected and, in connection therewith, shall recommend to the Shareholders the election of such Board Designee and vote in favor of such Board Designee all legally effective proxies received from Shareholders that authorize or direct any Officer or Trustee, as proxy holder, to vote in the election of Trustees for such Board Designee or which grant to any Officer or Trustee the power to exercise his or her discretion in voting in the election of Trustees.
          (c) Removal for Cause. Any Trustee may be removed by the Shareholders by a Majority Shareholder Vote, and the Shareholders may, by a Majority Shareholder Vote, require the removal of any Officer, if a Finding of Cause with respect to such Trustee or Officer shall have been made and shall have become effective and shall not have been withdrawn or rescinded in accordance with the provisions of this Section 2.2(c). For purposes of this Agreement, the term “Finding of Cause” means (i) a written determination by the Shareholders by a Majority Shareholder Vote that a Trustee or Officer has committed (A) willful malfeasance in the performance of any of such Trustee’s or Officer’s material duties in his or her capacity as such (B) willful misconduct or fraud or (C) gross negligence which is the primary cause of a material adverse effect on the Trust, which written determination identifies with reasonable particularity the actions by such Trustee or Officer constituting such willful malfeasance, willful misconduct, fraud or gross negligence, and, in the case of gross negligence, the material adverse effect on the Trust resulting therefrom, and (ii) in the case of gross negligence, the material adverse effect resulting therefrom has continued without being substantially cured for a period of at least thirty Business Days after the date upon which such written determination was given to the Board and such Trustee or Officer; provided, however, that, (1) at least 10 days prior to submitting any such written determination, GMIMCo and the GM Investors shall consult with the President of the Trust and the senior most employee of HILP that is a Hines Designee regarding the circumstances deemed by GMIMCo and the GM Investors to be a possible basis for a Finding of Cause, and (2) any such Trustee or Officer shall have the right to dispute any determination that such willful malfeasance, willful misconduct, fraud or gross negligence has occurred and, in the case of gross negligence, that such gross negligence is the primary cause of a material adverse effect on the Trust that has not been substantially cured, and, if such Trustee or Officer commences legal action for declaratory or injunctive relief with respect to such Finding of Cause within 15 Business Days after written determination of such is delivered to the Trust and such Trustee or Officer (which 15 Business Days may, in the case of gross negligence, be extended for an additional 30 Business Days if such Officer or Trustee is diligently prosecuting a cure of such gross negligence), then the applicable Finding of Cause shall not become effective until the date upon which the dispute with respect to such determination has been resolved (whether by agreement among such Trustee or Officer, the Trust and the Shareholders by a Majority Shareholder Vote or as a result of a judgment or award in the judicial proceeding filed by such Officer or Trustee). Any determination by the Shareholders, and the effectiveness, of any Finding of Cause, may be rescinded or withdrawn at any time by the Shareholders by a Majority Shareholder Vote.
          (d) Hines Control Conditions. The “Hines Control Conditions” shall be met as long as all of the following conditions are met:
     (i) No Hines Designee or Officer that is an employee of HILP has been removed from office pursuant to a Finding of Cause in accordance with Section 2.2(c);
     (ii) The Fund General Partner is a Hines Controlled Entity;
     (iii) Neither Hines Investor nor the Fund Partnership defaults in its obligation to make any capital contribution required to be made by it to the Trust under terms of the Organization Agreement, which default is not cured within 10 Business Days after notice thereof; and
     (iv) The Hines Group Beneficially Owns at least 1% of the outstanding Shares.
          If at any time the Hines Control Conditions are not met, then (i) the Shareholders may, by Majority Shareholder Vote, remove all Hines Designees from office and require the removal of all employees of HILP as Officers of the Trust, and (ii) each vacancy created by such removal (in the case of Trustees) shall be filled by a person designated by the Shareholders by Majority Shareholder Vote, subject to the right of the Fund Partnership to designate an Fund Designee pursuant to clause (2) of the second sentence of Section 2.2(a)(i). Notwithstanding the foregoing, if the Hines Control Condition described in clause (iv) of this Section 2.2(d) fails to be met as a result of dilution, in connection with transfers due to admission of new partners to the Fund Partnership or of new shareholders to the Trust, then the Hines Control Conditions shall nonetheless be deemed to be met so long as the Hines Group’s Beneficial Ownership of Shares is restored to at least 1% of the outstanding Shares as soon as practicable after the Fund Partnership or Hines Investor becomes aware of such condition. If any Hines Designees or Officers who are employees or agents of HILP are required to be removed from office pursuant to this Section 2.2(d), the Trust shall use its best efforts to cause such removal, and to cause the vacancies created by such removal to be filled in accordance with the applicable provisions of this Section 2.2, as promptly as practical following the Majority Shareholder Vote requiring such removal.
          (e) Observer Rights.
     (i) At any time the Fund Partnership is entitled to designate a Board Designee pursuant to the second sentence of Section 2.2(a)(i) and no Fund Designee other than the SLR Designees is a member of the Board, then the Fund Partnership shall be entitled to have one observer attend each meeting of the Board.
     (ii) At any time the Fund Partnership is entitled to designate an SLR Designee pursuant to Section 2.2(a)(i) and no SLR Designee is a member of the Board, then, in addition to any other observer or Fund Designee, the Fund Partnership is entitled to designate, the Fund Partnership shall be entitled to have one observer who is an employee or agent of SLR attend each meeting of the Board.
     (iii) The Trust shall send to any Party entitled to designate an observer pursuant to clause (i) or (ii) of this Section 2.2(e) and its designated observer the notice of the time and place of any meeting of the Board, and of any written consent being solicited from the Board, in the same manner and at the same time as notice is sent to the members of the Board. The Trust shall also provide to each such party copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the Board.
     (iv) Any observer who attends any meetings of the Board, as a condition to his or her right to attend such meeting, shall execute and comply with an agreement with the Trust containing such restrictions on the use and disclosure of confidential information and other matters as the Trust may reasonably request.
          SECTION 2.3 Shareholder Action.
          (a) Except as otherwise provided in subsections (b), (c), (d), (e) and (f) of this Section 2.3, as to any proposal properly brought before the Shareholders for a vote or consent in accordance with the Bylaws and the Declaration of Trust, each Party may vote, or give its consent with respect to, all Shares entitled to vote held by such Party for or against such proposal as such Party may determine in its sole and absolute discretion.
          (b) Each Party shall vote all Shares held by it entitled to vote for the election of Trustees at any meeting of Shareholders called for the election of Trustees, and shall give its consent with respect to all such Shares held by it in response to any solicitation of Shareholder consents to the election of Trustees, in favor of the election to the Board of any Board Designee nominated by a Party for election to the Board in accordance with Section 2.2(a) that is the subject of such vote or consent. In addition, except for a proposal to remove a Trustee made in accordance with Section 2.2(c) or Section 2.2(d), each Party shall vote all Shares entitled to vote held by it against any resolution which may be proposed to remove any Board Designee that is serving as a member of the Board, unless the Person that designated such Board Designee otherwise requests in writing.
          (c) For so long as a majority of the Board is composed of Hines Designees, each Party shall vote, or give its consent with respect to, all Shares entitled to vote held by such Party for or against any proposal brought before the Shareholders for their vote or consent with respect to a merger or consolidation of the Trust, or the sale or disposition of substantially all of the Trust’s assets, pursuant to which the consideration to be received by Shareholders consists solely of cash, in the manner the Board recommends that the Shareholders vote with respect to such proposal.
          (d) Notwithstanding subsection (c) of this Section 2.3, but subject to subsection (e) of this Section 2.3, as to any vote or consent which, under the terms of the Declaration of Trust, is required to be obtained from any class or classes of Shares voting as a separate class, the holders of such class or classes of Shares may vote, or give their consent with respect to, such Shares in such separate class vote in any manner they may elect in their sole and absolute discretion; provided, that, notwithstanding the foregoing, each Shareholder shall vote in favor of or consent to the authorization and issuance of Shares by the Trust in accordance with Section 4.2 of this Agreement to the extent such vote or consent is required under any provision of the Declaration of Trust.
          (e) Notwithstanding anything in any other Transaction Agreement to the contrary, except as contemplated by Section 4.2 of this Agreement, no Party shall, without the prior written consent of Hines Investor, vote any Shares held by it in favor of
     (i) the authorization of any additional Shares or any additional classes or series of Shares; or
     (ii) the issuance of any Shares, or securities of the Trust that are convertible into, exchangeable for or evidence the right to purchase Shares, other than the Shares required or permitted to be issued under the terms of the Organization Agreement.
          (f) Notwithstanding subsection (a) of this Section 2.3, if the approval of Shareholders is required in order for the Trust to take any action required to be taken by the Trust under the terms of this Agreement or any other Transaction Agreement, then each Party shall vote or give its consent with respect to all Shares entitled to vote held by it in favor of such action. Each Party hereby consents to the Trust taking any action which it is required to take under the terms of this Agreement or any other Transaction Agreement.

ARTICLE III
Share Ownership and Transfer
          SECTION 3.1 Conditions to Transfer. In addition to any restrictions imposed by the Organization Agreement or the Declaration of Trust, it shall be a condition to any Transfer of Shares by any Party that the applicable Transferee becomes, pursuant to a written instrument reasonably acceptable to the Trust, a party to this Agreement bound by the provisions of this Agreement applicable to the Transferor. No such Transferee shall, without the consent of the other parties hereto, be entitled to any benefits under this Agreement, unless such Transferee is (i) a party to this Agreement entitled to the benefits hereof prior to such Transfer, (ii) a member of the GM Group, in the case of any Transfer by a member of the GM Group, or (iii) a Hines Controlled Entity, in the case of any Transfer by a Hines Controlled Entity or the Fund Partnership. Any Transfer made in violation of this Section 3.1 shall be null and void ab initio, and the Trust shall not recognize any such Transfer or record it on the books of the Trust.
          SECTION 3.2 Call on Promote Shares.
          (a) If the Hines Control Conditions fail to be met, and the Shareholders by Majority Shareholder Vote elect to remove all Hines Designees from the Board and require the removal of all employees of HILP as Officers pursuant to Section 2.2(d), then GMIMCo shall have the right to acquire, or cause its designee to acquire, from Hines Investor a number of Common Shares equal to, but not less than, the number of Common Shares issued to Hines Investor pursuant to the Organization Agreement in excess of the number of Preferred Shares issued to Hines Investor pursuant to the Organization Agreement (such excess number of Common Shares, the “Promote Shares”) for a purchase price equal to the Fair Market Value of such Common Shares as of the date (the “Removal Date”) of the Majority Shareholder Vote by which the Hines Designees and such Officers were removed. In order to exercise such right, GMIMCo must give written notice to Hines Investor of its election to do so within 10 days after the Removal Date. The “Fair Market Value” of the Promote Shares, as of any date, means an amount equal to the product of (x) the number of Promote Shares and (y) the amount in cash that would be distributed in respect of each Common Share if, on such date, all assets of the Trust were sold for their Appraised Value and the Projected Net Proceeds of such sales were distributed to the Shareholders in accordance with Section 6.6 of the Declaration of Trust. For purposes hereof, the terms “Projected Net Proceeds” and “Appraised Value” have the meanings given to such terms in the Investor Rights Agreement; provided, that Hines Investor shall have the right to require a new appraisal with respect to any asset to the same extent as GMIMCo would have such right under Article 4 of the Investor Rights Agreement with respect to any appraisal obtained pursuant to the Investor Rights Agreement.
          (b) The closing of the purchase and sale of the Promote Shares pursuant to this Section 3.2 shall take place within 30 days after the Fair Market Value of the Promote Shares has been finally determined. At such closing, Hines Investor shall deliver the Promote Shares to GMIMCo or its designee free and clear of any liens or encumbrances, other than such liens and encumbrances as are created by the Declaration of Trust, any of the Transaction Agreements or GMIMCo or any of its Affiliates, in exchange for an amount in cash equal to the

Fair Market Value of the Promote Shares or a promissory note from a credit-worthy entity having a principal face amount equal to the Fair Market Value of the Promote Shares and a term of not more than three years which bears interest at the Prime Rate. For purposes hereof, the term “Prime Rate” has the meaning given to such term in the Investor Rights Agreement.
ARTICLE IV
Distribution Policy; Capital Contributions
          SECTION 4.1 Distribution Policy. It is the intention of the Shareholders that, subject to the provisions of the Declaration of Trust and the Investor Rights Agreement, the Trust pay quarterly dividends in an amount equal to the Trust’s net cash flow, less such amount as the Board of Trustees determines to retain as a reasonable reserve for contingencies or to fund capital expenditures with respect to the Properties.
          SECTION 4.2 Capital Contributions.
          (a) The Trust may, upon determination by the Board, from time to time, seek to meet the capital requirements of the Trust by requesting that the Shareholders contribute additional capital to the Trust (any such contribution, a “Capital Contribution”). In such event, each Shareholder shall be entitled, but not required, to contribute a portion of the total amount of capital requested by the Trust (the “Optional Call Amount”) in an amount equal to its Percentage Interest of the Optional Call Amount. If any Shareholder elects not to contribute capital in response to such a request, then each Shareholder that does elect to contribute (a “Participating Shareholder”) will be entitled to contribute its pro rata share (based on its Percentage Interest relative to the Percentage Interests of the other Participating Shareholders) of the deficiency, and its pro rata share of any remaining deficiency resulting from any Participating Shareholders declining to fund its share of the initial deficiency. If the aggregate amount that Participating Shareholders elect to contribute is less than the Optional Call Amount, then the Trust shall take such further action as it deems appropriate, such as, for example, reducing the Optional Call Amount to the aggregate amount Participating Shareholders are willing to contribute, seeking other sources of funds, or foregoing some or all of the expenditures for which Capital Contributions were being requested.
          (b) If the Trust determines to request Capital Contributions as contemplated by Section 4.2(a), the following procedures shall be followed:
     (i) The Trust will give the Shareholders notice of such determination at least 45 days in advance of the date it anticipates calling for such capital. Such notice (an “Advance Capital Call Notice”) shall include (1) the anticipated date on which Capital Contributions will be funded, (2) the aggregate amount of Capital Contributions that will be called and each Shareholder’s pro rata share thereof (based on the Shareholders’ respective Percentage Interests), (3) a reasonably detailed explanation of the expenses to be paid with the proceeds of such Capital Contributions, and (4) the Current Share Price (as defined below) as of the most recent practicable date and a reasonably detailed explanation of the calculation of such Current Share Price.
     (ii) If the Trust issues an Advance Capital Call Notice, then each Shareholder that wishes to contribute capital in response to such Advance Capital Call Notice must give notice to such effect to the Trust on or before the 10th Business Day after the date of the Advance Capital Call Notice or by such later date, if any, that the Trust may specify. Each Shareholder that delivers such notice within the required time period will be deemed a Participating Shareholder with respect to such Advance Capital Call Notice and will be required to contribute its share of the Optional Call Amount as determined pursuant to Section 4.2(a).
     (iii) After the Trust has determined the actual payment date for Capital Contributions as to which it has delivered an Advance Capital Call Notice and the amount to be contributed by each Shareholder, it shall deliver a notice (a “Capital Call Notice”) to the Shareholders setting forth (1) the date on which the Capital Contributions must be funded (the “Payment Date”), which date shall be no more than 20 days after the date of the Capital Call Notice, (2) the amount to be contributed by each Shareholder, (3) the account to which Capital Contributions are to be paid and (4), if not all Shareholders are Participating Shareholders making contributions equal to their Percentage Interest of the Optional Call Amount, the Current Share Price as of the Payment Date and a reasonably detailed explanation of calculation of such Current Share Price. All Capital Contributions made on or before the Payment Date specified in a Capital Call Notice shall be deemed made on the Payment Date.
     (iv) The “Current Share Price” as of any date shall be determined by dividing the total equity value of the Trust as of such date (determined by the Board by reference to the Appraised Value of the Properties as of such date and the assets and liabilities of the Trust other than its interests in the Properties as of such date) by the number of Preferred Shares outstanding. The Trust shall provide the Shareholders with a reasonably detailed explanation of the Board’s determination of Current Share Price as soon as practicable on or before any date as of which its use is required. If GMIMCo is not satisfied with the Appraised Value used by the Board in its determination of the Current Share Price, it shall be entitled to seek a new determination of the Appraised Value pursuant to Sections 4.02 and 4.03 of the Investor Rights Agreement, and the Current Share Price will be re-calculated based on the Appraised Value so determined.
          (c) In consideration of any Capital Contributions received by the Trust pursuant to this Section 4.2, the Trust shall issue Shares to each Shareholder making a Capital Contribution as follows:
     (i) In respect of capital contributed by Hines Investor or the Fund Partnership, the Trust will issue to the Person making the contribution (i) a number of Class A Preferred Shares equal to the total amount contributed by such Person divided by the Issue Price (as defined below), and (ii) a number of Class A Common Shares equal to such number of Class A Preferred Shares.
     (ii) In respect of capital contributed by any GM Investor, the Trust (i) will issue to such GM Investor (A) a number Class B Preferred Shares equal to the total amount contributed by such GM Investor divided by the Issue Price and (B) a number of Class B Common Shares equal to 0.925 of such number of Class B Preferred Shares and (ii) will issue to Hines Investor a number of Class A Common Shares equal to 0.075 of the number of Class B Preferred Shares issued to such GM Investor.
     (iii) As long as all Capital Contributions are made by all Shareholders pro rata in proportion to their applicable ownership percentages, the “Issue Price” shall be $1000.00 per Share, and, if Capital Contributions are not made by all Shareholders pro rata in proportion to their applicable ownership percentages, the “Issue Price” shall be determined the Current Share Price. If the determination of Current Share Price is delayed pursuant to Section 4.03 or 4.04 of the Investor Rights Agreement until after Capital Contributions are made, the Issue Price and corresponding adjustments to Shareholders’ Shares shall be determined and made as soon as practicable after the Current Share Price is determined.
          (d) Notwithstanding any other provision of this Agreement to the contrary, the Trust, the Fund Partnership and GMIMCo may from time to time adopt capital call procedures in addition to or as an alternative to the procedures provided in Section 4.2 (b). Any such procedures adopted by agreement between GMIMCo, the Fund Partnership, and the Trust shall be binding on all Shareholders.
          (e) Notwithstanding any other provision of this Agreement to the contrary, if the Trust determines to call for additional Capital Contributions for the purpose of redeeming the Class B Preferred Shares pursuant to the applicable provisions of the Declaration of Trust, the holders of Class B Preferred Shares will not have any right or obligation to make Capital Contributions in respect of such capital call and shall be excluded from any Anticipated Call Notice or Capital Call Notice issued in respect thereof.
ARTICLE V
Miscellaneous
          SECTION 5.1 Entire Agreement. This Agreement restates and supersedes the First Restated Agreement in its entirety, and the First Restated Agreement shall have no further force or effect. This Agreement and the other Transaction Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding among or between them with respect to such subject matter.
          SECTION 5.2 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
     SECTION 5.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, or (iii) delivered by hand, if to any Person, at such Person’s address, or to such Person’s facsimile number, as set forth in the Organization Agreement or as otherwise provided to the other parties hereto in accordance with this Section 5.3. Any party may change the address to which notices, requests, demands or other communications under this Agreement are to be delivered by giving the other parties notice pursuant to this Section 5.3. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or courier or by facsimile confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, and (iii) if delivered by hand, on the date of receipt.
     SECTION 5.4 Amendments and Waivers. No amendment to any provisions of this Agreement shall be valid unless it is in writing and signed by all the parties hereto. No waiver by any party of any default, misrepresentation or breach or warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No waiver shall be effective hereunder unless contained in a writing signed by the party to be charged with such waiver.
     SECTION 5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     SECTION 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs, successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the consent of the other parties, except to the extent such assignment is permitted or required in connection with a Transfer of Shares made in accordance with the provisions of Article III.
     SECTION 5.7 Construction. Each party hereto acknowledges that is has been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or document will be construed against the party drafting such agreement or document.

          SECTION 5.8 Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
          SECTION 5.9 No Third Party Beneficiaries. Nothing in this Agreement, expressly or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, benefits, remedies, obligations or liabilities under this Agreement.
          SECTION 5.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Pages Follow]

Exhibit 10.10
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

HINES-SUMISEI U.S. CORE OFFICE FUND, L.P.

By: Hines US Core Office Capital LLC

By: Hines Interests Limited Partnership

By: Hines Holdings, Inc.

By:	/s/ Charles N. Hazen Charles N. Hazen
Senior Vice President

HINES-SUMISEI NY CORE OFFICE TRUST

By:	/s/ Charles N. Hazen

Charles N. Hazen
President

HINES US CORE OFFICE CAPITAL
ASSOCIATES III LIMITED PARTNERSHIP

By: Hines Interests Limited Partnership

By: Hines Holdings, Inc.

By:	/s/ Charles M. Baughn

Charles M. Baughn Executive Vice President.

GENERAL MOTORS INVESTMENT
MANAGEMENT CORPORATION

By:	/s/ Z. Jamie Behar

Z. Jamie Behar
Authorized Signatory

*
By:	/s/ *
Name: *
Title: *